                                                                       EXHIBIT 2


          CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS

                                      OF

                                 THE SERIES A


                  PARTICIPATING CONVERTIBLE PREFERRED STOCK,

                          PAR VALUE, $0.001 PER SHARE


                                      OF


                          UNITED ROAD SERVICES, INC.


                                _______________


                          Pursuant to Section 151 of
             the General Corporation Law of the State of Delaware




     We, the undersigned, Gerald Riordan, Chief Executive Officer of United Road Services, Inc., a Delaware corporation (the "Corporation"), and Donald J. Marr,
                                             -----------
Chief Financial Officer of the Corporation, pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Powers, Designations, Preferences and Rights (the "Certificate of Designations") and do hereby state and certify that the
----------------------------
Corporation's Board of Directors duly adopted the following resolutions on April 14 and May 22, 2000.

     RESOLVED, that the Board of Directors hereby authorizes the issuance of a new series of preferred stock of the Corporation and hereby fixes the powers, designations, preferences and other rights thereof, and the qualifications, limitations and restrictions thereon as follows:

     1.  Number and Designation. A total of 662,119.13 shares of the
         ----------------------
Corporation's preferred stock shall be designated as Series A Participating Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred
                                                              ------------------

Stock").
-----

          (a) The Series A Preferred Stock shall, as to dividends, distributions or redemptions, or as to distribution of assets and rights upon and following a Liquidation Event (as defined in Section 4(a)), rank senior to all other existing and future classes and series of capital stock of the Corporation.

          (b) Notwithstanding anything to the contrary contained in the Certificate of Incorporation of the Corporation, the vote of the holders of a majority of the shares of Series A Preferred Stock (the "Majority Holders"),
                                                         ----------------
shall be a prerequisite to the designation or issuance of any shares of capital stock ranking pari passu with or senior to the Series A Preferred Stock as to dividends, distributions or redemptions, or as to distribution of assets and rights upon or following a Liquidation Event.

     2. Voting Power.
        ------------

          (a)  Subject to the following proviso and the last sentence of this
Section 2(a), the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock"), into
                                                            ------------
which such share of Series A Preferred Stock could be converted pursuant to
Section 5 hereof (the "Number of Convertible Equivalent Shares") on the record
                       --------------------------------
date for the vote or for written consent of stockholders, as applicable; provided, however, that except as provided in Sections 2(b) and 2(c) and the
--------  -------
following proviso of this sentence, the holders of Series A Preferred Stock shall not be entitled to vote in elections of directors; provided further, that
                                                         -------- -------
if at anytime (i) the Majority Holders are not entitled to designate at least three members of the Board of Directors under Section 2(c) or (ii) if any Person is soliciting proxies or consents in support of or seeking the election of any director who has not been nominated by the Board of Directors, then the holders of Series A Preferred Stock shall be entitled to vote in the election of the directors of the Company with the holders of the Common Stock and all other shareholders entitled to vote thereon (so long as, in the case of clause (ii) of this proviso such vote is in favor of the Board of Directors' nominees). The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock (and all other shareholders entitled to vote thereon), voting together as a single class, upon all matters, other than elections of directors (except as set forth in Section 2(b) and the second proviso of the prior sentence), submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the General Corporation Law of the State of Delaware and the terms of the Corporation's Certificate of Incorporation or by-laws. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded up to one).

          (b) For so long as the Original Holders own (as reflected in the stock ledger of the Corporation on the record date for determining shareholders who are entitled to vote for the election of directors (the "Record Date")) at
                                                             -----------
least 50% of the Adjusted Number of Shares Purchased (as defined below), the total number of directors shall be either 9 or 11, and in the event that the number of directors is 11, the Majority Holders shall be entitled to elect and designate 6 directors and in the event that the total number of directors is 9, the Majority Holders shall be entitled to elect and designate 5 of the directors of the Corporation; and

          (c) If the Original Holders ever own (as reflected in the stock ledger of the Corporation on the relevant Record Date) less than 50% of the Adjusted Number of Shares Purchased, for so long as the Original Holders own at least 25% of the Adjusted Number of Shares Purchased (and regardless of whether the Original Holders subsequently regain ownership of 50% or more of the Adjusted Number of Shares Purchased), then the total number of directors shall be either 9 or 11, and the Majority Holders shall be entitled to elect and designate three directors of the Corporation (regardless of whether the number of directors is 9 or 11). If the Original Holders ever own (as reflected in the stock ledger of the Corporation on the relevant Record Date) less than 25% of the Adjusted Number of Shares Purchased, for so long as the Original Holders own at least 10% of the Adjusted Number of Shares Purchased (and regardless of whether the Original Holders subsequently regain ownership of 25% or more of the Adjusted Number of Shares Purchased), then the total number of directors shall be either 9 or 11, and the Majority Holders shall be entitled to elect and designate one director of the Corporation (regardless of whether the number of directors is 9 or 11). If the Original Holders shall ever fail to own (as reflected in the stock ledger of the Company on the relevant Record Date) at least 10% of the Adjusted Number of Shares Purchased (and regardless of whether the Original Holders subsequently regain ownership of 10% or more of the Adjusted Number of Shares Purchased), then the total number of directors shall be designated in accordance with the Corporation's by-laws and the holders of Series A Preferred Stock shall no longer be entitled, as a class, to elect any particular number of directors of the Corporation. The "Adjusted Number of
                                                        ------------------
Shares Purchased" means the Number of Convertible Equivalent Shares purchased by
----------------
the Original Holders (as increased, from time to time, by the number of shares of capital stock of the Corporation (as converted into Common Stock, if applicable) that the Original Holders purchase directly from the Corporation after the date hereof and as equitably adjusted, from time to time, in connection with any event requiring adjustment under Section 5(f) (an "Adjustment Event"), such adjustment to be made in a manner consistent with such
 ----------------
adjustment of the Conversion Price under Section 5(f)). The Majority Holders may remove, with or without cause, any or all of the directors elected by the holders of Series A Preferred Stock pursuant to this Section 2, and such directors may not be removed by vote of the outstanding shares as a whole, for cause or otherwise. In the event a vacancy is created on the Corporation's Board of Directors by reason of the incapacity, death, removal or resignation of any or all of the directors elected by the holders of Series A Preferred Stock pursuant to this Section 2, such vacancy shall be filled only by vote of the Majority Holders.

          Notwithstanding anything to the contrary, in any event where (x) this Certificate of Designations provides that the total number of directors may be either 9 or 11 and (y) the terms of that certain Amended and Restated Investors Agreement, dated as of April 14, 2000 (the "Charterhouse Investors Agreement"),
                                            --------------------------------
between the Corporation and Charter URS LLC ("Charterhouse") provide that
                                              ------------
Charterhouse or its Permitted Transferees (as such term is defined in the Charterhouse Investors Agreement) may nominate two directors to the board of directors, the board of directors shall consist of 11 members.

          "Original Holders" shall mean Blue Truck Acquisition, LLC ("Blue
           ----------------                                           ----
Truck"), its respective Affiliates, partners, members or stockholders and the
-----
respective Affiliates, partners, members or stockholders of such Persons.

          "Affiliates" shall mean with respect to any Person, any other Person
           ----------
controlling, controlled by or under common control with such Person.

          "Person" means an individual, corporation, limited liability company,
           ------
partnership, association, trust or any other entity or organization.

     3.  Dividends.
         ---------

          (a)  Mandatory Dividends. For the period prior to July 20, 2008, the
               -------------------
holders of each outstanding share of Series A Preferred Stock shall be entitled to receive cumulative dividends on the Series A Preferred Stock, at the rate per annum of (x) five and one half percent (5 1/2%) prior to July 20, 2006 and (y) five percent (5%) on and after July 20, 2006, of the Series A Preferred Base Liquidation Amount (as defined in Section 4(a) below) (a "Series A Preferred
                                                          ------------------
Cumulative Dividend"), with such dividends to be paid in cash as set forth
-------------------
below. Series A Preferred Cumulative Dividends shall accrue on a daily basis commencing as of the date of issuance of the Series A Preferred Stock and shall be mandatorily paid immediately prior to a Liquidation Event (as defined in
Section 4 below) (the date of such payment of the Series A Preferred Cumulative Dividend is referred to herein as the "Liquidation Dividend Payment Date").
                                       ---------------------------------
Series A Preferred Cumulative Dividends shall (i) be computed on the basis of actual number of days elapsed in a year of 360 days (consisting of twelve 30 day months), (ii) be paid either quarterly at the end of each calendar quarter (a "Quarterly Dividend Payment Date") if the Board of Directors of the Corporation,
 -------------------------------
in its sole and absolute discretion, elects to declare and pay the dividend for such quarter on or before the Quarterly Dividend Payment Date on which it is due, or cumulate on a quarterly basis to the extent unpaid by such Quarterly Dividend Payment Date, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends (it being understood that if the dividend for a quarter is not paid by the Quarterly Dividend Payment Date on which a particular payment is due, then such dividend may not thereafter be paid in cash except upon liquidation as provided in Section 3(b)), and (iii) accrue and include dividends on arrearages, calculated at the end of each calendar quarter, at the rate of (x) five and one half percent (5 1/2%) per annum prior to July 20, 2006 and (y) five percent (5%) per annum on and after July 20, 2006 and prior to July 20, 2008. Series A Preferred Cumulative Dividends shall not accrue for the period on and after (i) July 20, 2008, or (ii) the Quarterly Dividend Payment Date next following the date on or after July 20, 2005 upon which the average of the closing prices of the Common Stock on the NASDAQ National Market (or such other national market system or exchange on which such shares are then listed, traded or quoted) exceeds, for a period of 30 consecutive trading days, 313% of the Conversion Price (as defined in Section 5(e)(i) below).

          (b) On a Liquidation Dividend Payment Date, all accrued dividends shall be paid in cash, unless the Liquidation Event is an Organic Change in which the only consideration received is securities of the acquiring company or an Affiliate thereof which are freely tradeable except for any transfer restrictions imposed by the acquiring company or any limitations on resale imposed by Rule 144 or 145 of the Securities Act of 1933, as amended ("Marketable Securities"), so long as the
                                     ---------------------
holders of the Series A Preferred Stock (or any securities into which Series A Preferred Stock may be exchanged in an Organic Change) have a right to require registration of such securities upon demand, in which case the accrued dividends may be paid, at the option of the Corporation, in such Marketable Securities. In addition, upon an optional conversion, or an automatic conversion triggered by an Organic Change, all dividends that have accrued since the next preceding Quarterly Dividend Payment Date (or the date of issuance in the case of such conversion prior to the first Quarterly Dividend Payment Date) and (without duplication) all dividends that have accrued from and after July 20, 2005 shall be paid in shares of Common Stock or in cash, at the option of the Majority Holders. If dividends are to be paid in shares of Common Stock pursuant to the preceding sentence, the value of such shares shall be determined, (A) in the case of an Organic Change (other than as set forth in clause (B), below), by the Net Per Share Price paid for shares of Common Stock on such Organic Change, (B) in the case of an Organic Change in which no per share price is paid for shares of Common Stock, mutually by the Board of Directors and the Majority Holders or, if the Board of Directors and the Majority Holders shall fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the Majority Holders or (C) in the case of a voluntary conversion, by the Current Market Price (as defined in Section 5(f)(iv) below).

          "Net Per Share Price" shall mean an amount equal to a quotient
           -------------------
expressed as a fraction (a) the numerator of which shall be the aggregate dollar amount (whether in cash or the fair market value of the consideration received) paid to the stockholders of the Corporation as consideration in an Organic Change plus the amount payable to any Person upon the exercise of Common Stock Equivalents (exclusive of Common Stock Equivalents that are not "in the money" at the price to be paid in the transaction constituting the Organic Change (or if there is no price to be paid, at the Current Market Price of the Common Stock)) and (b) the denominator of which shall be the number of shares of Common Stock outstanding on a fully diluted basis (assuming the conversion of the Series A Preferred Stock and exclusive of Common Stock Equivalents that are not "in the money") at the price to be paid in the transaction constituting the Organic Change (or if there is no price to be paid, at the Current Market Price of the Common Stock).

          "Common Stock Equivalent" shall mean any security or obligation which
           -----------------------
is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

          (c)  Participating Dividends. In addition to the mandatory dividends
               -----------------------
described in Section 3(a) above, the holders of the Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends (other than dividends paid in additional shares of Common Stock with respect to which an adjustment of the Conversion Price has been made in accordance with
Section 5(f)(ii)) at the same rate as dividends are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of

Section 5(a) on the record date for determining the holders of Common Stock entitled to such dividend).

     4. Liquidation.
        -----------

          (a)  Liquidation Preference. Upon any liquidation, dissolution or
               ----------------------
winding up of the Corporation, whether voluntary or involuntary (a "Liquidation
                                                                    -----------
Event"), holders of each outstanding share of Series A Preferred Stock shall be
-----
entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of any other capital stock of the Corporation, an amount per share of Series A Preferred Stock in cash equal to the sum of (i) $38.832 per share, adjusted appropriately for stock splits, reverse stock splits, stock dividends, recapitalizations and the like in the same manner as the Conversion Price is adjusted in accordance with Section 5(f) (the "Series A Preferred Base
                                               -----------------------
Liquidation Amount"), plus (ii) the amount of any and all unpaid Series A
------------------
Preferred Cumulative Dividends (together with the Series A Preferred Base Liquidation Amount, the "Series A Preferred Liquidation Preference Amount");
                         ------------------------------------------------
provided, however, that if, upon any Liquidation Event, the amounts payable with
--------  -------
respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. If and to the extent that the holders of the outstanding shares of Series A Preferred Stock have received all the Series A Preferred Liquidation Preference Amount, the holders of Series A Preferred Stock shall thereafter share ratably with the holders of Common Stock in the value received for the remaining assets and properties of the Corporation, if any, with distributions and payments, as the case may be, to be made to the holders of Series A Preferred Stock as if each share of Series A Preferred Stock had been converted into the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Section 5(a) immediately prior to any such Liquidation Event.

          (b)  Non-Cash Distributions. In the event of a Liquidation Event
               ----------------------
resulting in the availability of assets other than cash for distribution to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal in value to the Series A Preferred Liquidation Preference Amount and other distribution rights stated in Section 4(a). In the event that such distribution to the holders of the Series A Preferred Stock shall include any assets other than cash, the following provisions shall govern: The Board of Directors shall first determine the value of such assets for such purpose and shall notify all holders of shares of Series A Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 4(c) shall be the value as determined by the Board of Directors in good faith and with due care, unless the Majority Holders shall object thereto in writing within 15 days after the date of such notice (the "Objecting Stockholders"). In the event of such
                              ----------------------
objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator mutually selected by a majority of the Objecting Stockholders (based on the number of shares of Series A Preferred Stock) and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the Objecting Stockholders, in accordance with the previous sentence, the valuation of such assets shall be determined by an arbitration in which (i) the Objecting Stockholders shall have named in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the arbitrators selected by the Objecting Stockholders and the Board of Directors shall together select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine the valuation of such assets within 15 days thereafter for purposes of such distribution by majority vote. The costs of such arbitration shall be borne equally by the Corporation and by the holders of the Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock held by the holders of the Series A Preferred Stock. Such determination of value and the sharing of costs by the holders of the Series A Preferred Stock shall be binding on all holders of Series A Preferred Stock.

          (c)  Organic Change. "Organic Change" shall mean (a) (i) the merger or
               --------------    --------------
consolidation of the Corporation into or with one or more Persons, or (ii) the merger or consolidation of one or more Persons into or with the Corporation if, in the case of (i) or (ii) the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person, (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting capital stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation or (c) a capital reorganization of the Corporation (other than by way of stock split, reverse stock split or combination of shares or stock dividends or distributions provided for in Sections 5(f)(i) or 5(f)(ii)). Notwithstanding anything to the contrary contained herein, any transaction that is consummated at a time when the Majority Holders have the right to designate a majority of the directors of the Corporation shall be an Organic Change if the Majority Holders do not have the right to designate a majority of the Board of Directors of the Corporation or its successor following such transaction on terms no less favorable than are set forth in Section 2(b) hereof. At the election of the Majority Holders, the results of which are conveyed to the Corporation at least five (5) business days prior to the closing of the Organic Change, an Organic Change shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

          (d)  Notice. Not less than 15 days prior to the occurrence of any

Liquidation Event, the Corporation will furnish each holder of Series A Preferred Stock notice in accordance with Section 6(a) hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Series A Preferred Stock each holder of Series A Preferred Stock would receive pursuant to the provisions of Section 4(a) hereof and stating in detail the facts upon which such amount was determined.

     5. Conversion.  The Series A Preferred Stock may be converted as follows:
        ----------

          (a)  Voluntary Conversion. At any time, the holder of any shares of
               --------------------
Series A Preferred Stock may, at such holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A Preferred
 --------------------
Stock held by such Person as follows: for each share of Series A Preferred Stock being converted, the number of fully paid and nonassessable shares of Common Stock equal to the sum of (i) the quotient obtained by dividing (x) the Series A Preferred Base Liquidation Amount by (y) the Conversion Price (as defined in Section 5(e)(i) below) plus (ii) the quotient obtained by dividing (x) the amount, if any, by which the Series A Preferred Liquidation Preference Amount that has accrued at any time prior to July 20, 2005 exceeds the Series A Preferred Base Liquidation Amount by (y) the product of the Conversion Price and 0.85. Such sum is referred to as the "Series A Conversion Rate" and shall be computed as of the date of delivery by the holder of its notice of election to convert or immediately prior to a mandatory conversion in accordance with Section 5(c).

               (b)  Mechanics of Voluntary Conversion.  The Voluntary Conversion
                    ---------------------------------
of Series A Preferred Stock shall be conducted in the following manner:

                    (i)    Holder's Delivery Requirements.  To convert Series A
                           ------------------------------
     Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by
      -------------------------
     facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice"), to the Chief Financial Officer of the
           -----------------
     Corporation, and (B) surrender to a common carrier for delivery to the Corporation as soon as practicable following such date, the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Series A Stock
                                                         --------------
     Certificates") and the originally executed Conversion Notice.
     ------------

                    (ii)   Corporation's Response.  Upon receipt by the
                           ----------------------
     Corporation of the Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Corporation of the Series A Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Corporation or its designated transfer agent (the "Transfer Agent") (as applicable) shall
                                     --------------
     issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, (A) a certificate, registered in the name of the holder or its designee, for the number of full shares of Common Stock to which the holder shall be entitled and, (B) in lieu of any fractional shares to which the holder would otherwise be entitled, a check for the amount of cash equal to the product of such fraction multiplied by the average of the closing trade prices of the Common Stock for the five consecutive trading days immediately preceding the Voluntary Conversion Date. If the number of shares of Series A Preferred Stock represented by the Series A Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall at its own expense, issue and deliver to the holder a new Series A Stock Certificate representing the number of shares of Series A Preferred Stock not converted under Section 5(a).

               (c)  Mandatory Conversion.
                    --------------------

                    (i)    Automatic Conversion.  Immediately prior to the
                           --------------------
     occurrence of an Organic Change, each outstanding share of Series A Preferred Stock shall, automatically and without any action on the part of the holder thereof, convert, as of and subject to the closing of the Organic Change, into the number of fully paid and nonassessable shares of Common Stock at the Series A Conversion Rate. Notwithstanding the foregoing, mandatory conversion shall not occur with respect to any Series A Preferred Stock pursuant to this Section 5(c)(i) in the event that a liquidation election has been made in accordance with the provisions of
     Section 4(c).

                    (ii)   Mandatory Conversion Mechanics.  The date of the
                           ------------------------------
     closing of the Organic Change referred to in Section 5(c)(i) is referred to herein as the "Mandatory Conversion Date." On the Mandatory Conversion
                    -------------------------
     Date, the outstanding shares of Series A Preferred Stock shall be converted automatically into Common Stock as provided in Section 5(c)(i) or 5(c)(ii) above, as appropriate, without any further action by the holders of such shares and whether or not the Series A Stock Certificates representing such shares are surrendered to the Corporation or its transfer agent; provided,
                                                                      --------
     however, that the Corporation shall not be obligated to issue certificates
     -------
     evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless the Series A Stock Certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such Series A Stock Certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of the Mandatory Conversion of the Series A Preferred Stock pursuant to this
     Section 5(c), the holders of the Series A Preferred Stock who have not made the Liquidation Election in accordance with Section 4(c) shall surrender the Series A Stock Certificates representing the Series A Preferred Stock for which the Mandatory Conversion Date has occurred to the Corporation and the Corporation shall deliver the shares of Common Stock and the cash in lieu of fractional shares which are deliverable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three
     (3) business days of the holder's delivery of the applicable Series A Stock Certificates.

               (d)  Record Holder.  The conversion of the Series A Preferred
                    -------------
Stock shall be deemed for all purposes to have been effected on the Voluntary Conversion Date or Mandatory Conversion Date, as applicable. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

               (e)  Conversion Price.
                    ----------------

                    (i)  The term "Conversion Price" shall mean the lesser of
                                   ----------------
     (A) $20.00 and (B) an amount equal to the Thirty Day Average Share Price; provided, that if the Thirty Day Average Share Price is (A) greater than or
     --------
     equal to $8.40 per share but less than or equal to $10.00 per share then the Conversion Price shall be $10.00, or (B) less than $8.40 per share then the Conversion Price shall be 120% of the Thirty Day Average Share Price, in each case subject to adjustment from time to time as provided in Section 5(f).

                    (ii) The term "Thirty Day Average Share Price" shall mean
                                   ------------------------------
     the average of the last reported sale prices per share of the Common Stock on the Nasdaq National Market (or on such other United States stock exchange or public trading market on which the shares of Common Stock are listed or trade at the time of the calculation) or, if such shares of Common Stock are not so reported or listed, the average of the last reported bid prices per share of the Common Stock, for the thirty consecutive trading days immediately preceding the date on which the Corporation first issues any shares of Series A Preferred Stock, as equitably adjusted for any reverse stock split of the Common Stock of the Company occurring during such 30 consecutive trading day period. If a reverse stock split is effected during such measurement period, then the sale price on all days prior to such effective date shall be adjusted by multiplying such price by the number of shares converted into one share of Common Stock in the reverse stock split.

               (f)  Adjustments of Conversion Price.
                    -------------------------------

                    (i)  Adjustments for Stock Splits and Combinations.  If the
                         ---------------------------------------------
     Corporation shall at any time or from time to time after the issuance of Series A Preferred Stock effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the issuance of Series A Preferred Stock effect a reverse stock split or otherwise combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the reverse stock split or combination shall be proportionately increased. Any adjustments under this Section 5(f)(i) shall be effective at the close of business on the date the stock split, reverse stock split or combination occurs.

                    (ii) Adjustments for Certain Dividends and Distributions.
                         ---------------------------------------------------
     If the Corporation shall at any time or from time to time after the issuance of Series A Preferred Stock, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction: the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                    (iii)  Adjustments for Reclassification, Exchange or
                           ---------------------------------------------
     Substitution. If the Common Stock issuable upon conversion of the Series A
     ------------
     Preferred Stock at any time or from time to time after the issuance of Series A Preferred Stock shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split, reverse stock split or combination of shares or stock dividends provided for in Sections 5(f)(i) and (ii), or an Organic Change, then, and in each event, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise)) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                    (iv)   Issuance of Common Stock or Common Stock Equivalent
                           ---------------------------------------------------
     below Current Market Price. If at any time after the issuance of the Series
     --------------------------
     A Preferred Stock the Corporation shall (i) issue Common Stock without consideration or for consideration per share of less than 90% of the Current Market Price per share of the Common Stock on the date of such issue, or (ii) issue Common Stock Equivalents with an exercise or conversion price that is less than both the Conversion Price then in effect and 90% of the Current Market Price per share of Common Stock on the date of such issue, then and in such event the Conversion Price shall be reduced, concurrently with such issue, to a new Conversion Price determined by multiplying the then current Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Common Stock so issued, or issuable upon exercise or conversion of such Common Stock Equivalents, would purchase at the Current Market Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of such Common Stock so issued, or issuable upon exercise or conversion of such Common Stock Equivalents. In any such case in which the Conversion Price is adjusted as a result of issuance of Common Stock Equivalents, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Common Stock upon the exercise or conversion of such Common Stock Equivalents.

                    "Current Market Price" shall mean the average of the last
                     --------------------
     reported sales prices per share of the Common Stock on the Nasdaq National Market (or on such other United States stock exchange or public trading market on which the shares of Common Stock are listed or trade at the time of the calculation) or, if such shares of Common Stock are not so reported or listed, the average of the last reported bid prices per share of the Common Stock, in each case, for the thirty consecutive trading days immediately preceding the date of determination or if no such bid prices are available, then the fair market value as determined at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the Majority Holders.

                    (v)  Adjustments for an Organic Change.  If at any time, or
                         ---------------------------------
     from time to time, after the issuance of Series A Preferred Stock, there shall be an Organic Change, then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from the Organic Change to which such holder would have been entitled upon consummation of the Organic Change if such holder(s) had converted the Series A Preferred Stock immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(f)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(f)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                    (vi) Certain Distributions.  In case the Corporation shall
                         ---------------------
     at any time, or from time to time, prior to conversion of the Series A Preferred Stock, distribute to holders of shares of the Common Stock (including any such distribution made in connection with a merger, consolidation or other business combination which is not an Organic Change) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions in which holders of shares of Series A Preferred Stock participate, in the manner provided in Section 3, and dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 5(f)(vi)) or rights or warrants to subscribe for or purchase securities of the Corporation, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined in accordance with the provisions of Section 4(b)) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided,
                                                                     --------
     however, that no adjustment shall be made with respect to any distribution
     -------
     of rights or warrants to subscribe for or purchase securities of the Corporation if the holders of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

               (g)  Certain Issues Excepted. Anything herein to the contrary
                    -----------------------
notwithstanding, the Corporation shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of (i) the Series A Preferred Stock hereunder, (ii) options or warrants or rights to purchase stock under any of the Corporation's employee or director stock option plans approved by the Corporation's Board of Directors or (iii) the Corporation's 8% Convertible Subordinated Debentures due 2008.

               (h)  No Impairment.  The Corporation shall not, by amendment of
                    -------------
its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

               (i)  Issue Taxes.  The Corporation shall pay any and all issue
                    -----------
and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided,
                                                                  --------
however, that the Corporation shall not be obligated to pay any transfer taxes
-------
resulting from any transfer requested by any holder in connection with any such conversion.

               (j)  Fractional Shares.  No fractional shares of Common Stock
                    -----------------
shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the average of the closing trade prices of the Common Stock for the five consecutive trading days immediately preceding the Mandatory Conversion Date or the Voluntary Conversion Date, as applicable.

               (k)  Reservation of Common Stock.  The Corporation shall, so long
                    ---------------------------
as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of

Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding. The Corporation shall, from time to time in accordance with applicable law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation's obligations under this Section 5(k).

          6.   Notice.
               ------

               (a)  Liquidation Events, Etc.  In the event (i) the Corporation
                    -----------------------
establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, (ii) that any Liquidation Event or Organic Change, as applicable, becomes reasonably likely to occur,
(iii) the Corporation shall declare a dividend, redemption or other distribution with respect to its Common Stock or (iv) of any Adjustment Event, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least forty-five (45) days prior to such record date specified therein or the expected effective date of any such transaction, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Organic Change or Adjustment Event, as applicable, is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

               (b)  Waiver of Notice.  Any holder of Series A Preferred Stock
                    ----------------
may as to itself, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holder.

          7.   Certain Remedies.  Any registered holder of Series A Preferred
               ----------------
Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

          8.   No Reissuance of Series A Preferred Stock. No shares of Series A
               -----------------------------------------
Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

[Signature page follows]

          IN WITNESS WHEREOF, United Road Services, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 20th day of July, 2000.

                              UNITED ROAD SERVICES, INC.



                              By:    /s/ Gerald Riordan
                                 --------------------------------
                              Name:  Gerald Riordan
                              Title: Chief Executive Officer

ATTEST:


       /s/ Donald J. Marr
-----------------------------------
Name:  Donald J. Marr
Title: Chief Financial Officer